Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                              FOR IMMEDIATE RELEASE:
November 15, 2012

SEARS HOLDINGS REPORTS THIRD QUARTER 2012 RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its third quarter 2012 results. In summary, we reported:

•
Adjusted EBITDA increased $34 million for the quarter to a loss of $156 million in 2012 versus a loss of $190 million in 2011. Domestic Adjusted EBITDA increased $18 million (a loss of $164 million in 2012 versus a loss of $182 million in 2011). Sears Canada’s Adjusted EBITDA improved $16 million ($8 million in 2012 versus a loss of $8 million in 2011);

•
Net loss from continuing operations attributable to Holdings’ shareholders for the third quarter of $498 million ($4.70 loss per diluted share) and $410 million ($3.85 loss per diluted share), in 2012 and 2011, respectively. The third quarter included an effective tax rate of 2.3% in 2012 versus a benefit rate of 18.0% in 2011;

•	Adjusted loss per diluted share from continuing operations for the third quarter of $1.99 in 2012 and $2.55 in 2011;

•	For the quarter, selling and administrative expenses declined $139 million;

•	Sears Domestic’s comparable store sales declined 1.6% in the third quarter of 2012, Kmart’s comparable store sales declined 4.8%, and Sears Canada’s comparable store sales declined 5.7%;

•
Continued discipline of our investment in inventory with domestic inventory declining $1.4 billion from the prior year balance ($972 million excluding the inventory related to the Sears Hometown and Outlet businesses);

•	Completed the separation of Sears Hometown and Outlet Stores, Inc. on October 11, 2012 which raised $446.5 million in gross proceeds; and

•	Partial spin-off to our shareholders of 45% of the outstanding common shares of Sears Canada closed on November 13, 2012.

Lou D’Ambrosio, Sears Holdings’ Chief Executive Officer and President, said, “For the 3rd quarter and year-to-date, we improved EBITDA, accelerated our strategic actions and generated significant cash by delivering on the actions we outlined at our Annual meeting. Our EBITDA improvement in the quarter came from some of our most important categories like Appliances, Apparel, and Home Services as we introduced new offers, honed pricing, effectively managed costs and implemented better inventory management. We did experience shortfalls, however, in categories like Grocery and Household and Consumer Electronics, and are taking actions to improve that performance.

We will continue to take the actions necessary to create value and retain the flexibility to invest in the strategic priorities of our company. We are rapidly moving to a member based business model. Our investments are focused on our members and their experience -- at the store, online, and mobile -- which is why we are investing in Integrated Retail and our SHOP YOUR WAY membership program. Over half of our revenues at Sears Domestic and Kmart now come from SHOP YOUR WAY membership.

As we commence the holidays, I also want to thank our associates for their hard work and commitment and for most recently their incredible support to help the victims of Hurricane Sandy. Associates across Sears Holdings worked tirelessly to bring essential goods -- from water to blankets to generators - to the people hit hardest by the storm.”

Third Quarter Revenues and Comparable Store Sales

Revenues decreased $548 million to $8.9 billion for the quarter ended October 27, 2012 compared to the prior year quarter. The decline in revenue was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation and lower domestic comparable store sales for the quarter. Sears Canada’s comparable store sales also decreased and included an increase of $15 million due to changes in foreign currency exchange rates.

Domestic comparable store sales declined 3.1%, comprised of declines of 1.6% at Sears Domestic and 4.8% at Kmart.  During the quarter, we saw increased comparable store sales in our apparel and home appliance categories at Sears Domestic. These increases were offset by four primary factors. The largest impact at both Sears Domestic and Kmart was in consumer electronics, which continues to be negatively impacted by price compression, as well as market shifts such as moves to smartphone technology and away from digital cameras, GPS devices, MP3 Players and camcorders in addition to transitions to online gaming and applications. Adjusting for the decline in consumer electronics, Sears Domestic comparable store sales were up over the prior year. Grocery and household declined at Kmart partly due to the intensely competitive nature of that industry. Lawn and garden declined at Sears Domestic due to strong preseason sales of snow clean-up product in the third quarter of 2011 as a result of product shortages during the prior year winter season. Lastly, pharmacy sales declined at Kmart due to a conversion of brand name drugs to equivalent generic drugs. Sears Canada’s comparable store sales decreased 5.7% for the quarter primarily due to sales decreases in snow throwers, women’s apparel, electronics, men's apparel and home décor partially offset by improved performance in home appliances and mattresses.

Operating Loss

Operating loss was $428 million and $447 million for the quarters ended October 27, 2012 and October 29, 2011, respectively. The improvement in operating loss of $19 million was primarily due to the reduction in selling and administrative expenses, which was offset by a decline in gross margin dollars driven by lower overall sales and a slight decline in margin rate.

For the quarter, our gross margin decreased $141 million to $2.3 billion in 2012, predominately due to the above noted decline in overall sales. Gross margin included charges of $32 million and $14 million related to store closures for 2012 and 2011, respectively. In addition, Sears Canada’s gross margin included an increase of $5 million related to the impact of foreign currency exchange rates.

Sears Canada’s gross margin rate improved 220 basis points for the third quarter as the prior year included activity related to clearing excess inventory. Sears Domestic’s gross margin rate improved 10 basis points during the third quarter mainly due to improvements in apparel, home appliances and home services, which were partially offset by declines in consumer electronics, fine jewelry, lawn and garden, and our Lands' End customer direct business. These improvements were offset by a 110 basis point decline in Kmart's gross margin rate during the third quarter as improvements in pharmacy and apparel were more than offset by declines in consumer electronics and grocery and household.

Domestic selling and administrative expenses decreased $132 million in the third quarter of 2012 compared to the third quarter of 2011 predominately due to decreases in payroll and advertising expenses, which were partially offset by higher pension expense. Selling and administrative expenses at Sears Canada for the quarter decreased $7 million compared to the prior year quarter, and included an increase of $4 million related to the impact of foreign currency exchange rates. On a Canadian dollar basis, selling and administrative expenses decreased $11 million primarily due to decreases in advertising and payroll expenses. Selling and administrative expenses included expenses related to domestic pension plans, store closings and severance of $48 million and $28 million for 2012 and 2011, respectively. The third quarter of 2012 also included $7 million of transaction costs associated with strategic initiatives while the third quarter of 2011 included expense of $9 million related to hurricane Irene losses.

Operating loss for both the third quarter of 2012 and 2011 included expenses related to domestic pension plans, store closings and severance which aggregated to $89 million and $42 million, respectively. Operating loss for the third quarter of 2012 also included the $7 million of transaction costs associated with strategic initiatives as well as a gain on sales of assets of $12 million related to the sale of a store in Texas operated under The Great Indoors format, while the third quarter of 2011 also included $9 million of expense related to hurricane Irene losses. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share from continuing operations.

Our effective tax rate provision was 2.3% for the third quarter of 2012 as compared to an effective tax benefit rate of 18.0% in 2011. The current year tax rate was impacted by the establishment of a valuation allowance in 2011 against certain deferred income tax assets and the utilization of part of our net operating loss deferred tax asset in 2012. In addition, the current year tax rate reflects the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period are reduced or increased, or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth. The third quarter of 2011 included a non-cash charge of $100 million to establish a valuation allowance against certain state income deferred tax assets.

Financial Position

Rob Schriesheim, Sears Holdings' Chief Financial Officer, said, “In February, we laid out a number of actions intended to generate more than $1 billion of additional liquidity, improve our financial performance and unlock value. We have executed against these goals, are on track to generate $1.8 billion of additional liquidity and improved our EBITDA by $271 million through the first three quarters of this fiscal year as compared to the same period last year. In addition to generating liquidity, these actions served to de-risk our operations and balance sheet as we transform the Company to a member-centric business model that is less asset-intensive. Specifically, we reduced our risk related to our lease obligations, investment in inventory, fixed cost base, as well as began the process of settling a portion of our legacy pension obligations. We intend to continue to be proactive in generating at least $500 million in additional liquidity over the next 12 months through selective actions that are consistent with our focus on creating long term value. The exact form and amount will depend on specific circumstances and opportunities, including market conditions.”

We had cash balances of $633 million at October 27, 2012 ($406 million domestic and $227 million at Sears Canada) as compared to $754 million at January 28, 2012. The decrease in cash during the first nine months of 2012 was primarily due to uses of cash for contributions to our pension and post-retirement benefit plans of $493 million, capital expenditures of $257 million, repayments of long-term debt of $247 million and other working capital needs, partially offset by cash generated from the dividend from and sale of Sears Hometown and Outlet Stores, Inc. of $447 million and from the sales of properties of $511 million.

Merchandise inventories at October 27, 2012 were $9.6 billion, as compared to $10.9 billion at October 29, 2011. Domestic inventory decreased $1.4 billion to $8.6 billion at October 27, 2012. Excluding the inventory related to the Sears Hometown and Outlet businesses, domestic inventory decreased $972 million from the prior year third quarter driven by both improved productivity and store closures. Sears Domestic inventory decreased in all categories, with the most notable decreases in the home appliances, apparel and consumer electronics categories. Kmart inventory also decreased in all categories with the most notable decreases in apparel, consumer electronics and pharmacy and drug. Sears Canada’s inventory levels increased $16 million to $941 million at October 27, 2012, primarily due to the timing of merchandise receipts.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $4.0 billion at October 27, 2012, compared to $3.5 billion at January 28, 2012 and $4.2 billion at October 29, 2011. Availability under our credit facilities was approximately $1.4 billion as of October 27, 2012 ($1.0 billion domestic and approximately $0.4 billion at Sears Canada, after taking into account possible reserves).

On September 14, 2012 the Company voluntarily elected to contribute an additional $203 million to its domestic pension plan (“Plan”) bringing the Plan to the 80% funded level under applicable law thereby allowing the Plan to offer lump-sum settlements to former associates who have vested pension benefits. The Company believes that it is beneficial to settle pension obligations through lump-sum payments to Plan participants so as to reduce the Company's exposure to the gross pension obligation (which was $6.1 billion as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012). Specific risks of the gross pension obligation that the Company would expect to be mitigated through settlement of a portion of the gross pension obligation include:

•	Investment return risk on pension assets;

•	Interest rate risk on pension liabilities;

•	Mortality risk on pension participants; and

•	Regulatory risk from changes in applicable laws and associated fees.

This voluntary offer was made to approximately 86,000 former associates with vested pension benefits, representing approximately $2.0 billion of the Company's total qualified pension plan liabilities. Eligible participants will have until November 19, 2012 to make their election. The Company expects to make the payments in December 2012 and will fund the payments from existing pension plan assets. The Company currently estimates that it will incur a non-cash charge to operations of approximately $300 million to $400 million pre-tax in the fourth quarter as a result of the requirement to expense the unrealized actuarial losses. The charge will have no effect on equity because the unrealized actuarial losses are already recognized in accumulated other comprehensive income/(loss). Accordingly, the effect on retained earnings will be offset by a corresponding reduction in accumulated other comprehensive loss. Actual participation rates and payout amounts will not be known until December 2012. The Company now estimates that its minimum contribution to its domestic pension plan for fiscal 2013 will be approximately $350 million.

Adjusted EBITDA

In addition to our net loss determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement.

Adjusted EBITDA is computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding income (loss) attributable to noncontrolling interest, loss from discontinued operations, net of tax, income tax (expense) benefit, interest expense, interest and investment income, other income (loss), depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		39 Weeks Ended
millions	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net loss attributable to SHC per statement of operations	$(498)	$(421)	$(441)	$(737)
Income (loss) attributable to noncontrolling interest	—	(4)	4	(6)
Loss from discontinued operations, net of tax	—	11	—	10
Income tax expense (benefit)	11	(91)	53	(264)
Interest expense	68	70	199	216
Interest and investment income	(7)	(6)	(28)	(31)
Other (income) loss	(2)	(6)	(3)	2
Operating loss	(428)	(447)	(216)	(810)
Depreciation and amortization	211	210	625	641
Gain on sales of assets	(26)	(4)	(436)	(35)
Before excluded items	(243)	(241)	(27)	(204)
Domestic pension expense	42	19	124	56
Closed store reserve and severance	38	23	90	65
Transaction costs	7	—	10	—
Hurricane losses	—	9	—	9
Adjusted EBITDA as defined	$(156)	$(190)	$197	$(74)
% to revenues	(1.8)%	(2.0)%	0.7%	(0.3)%

Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Kmart	(101)	(68)	(3.3)%	(2.0)%
Sears Domestic	(63)	(114)	(1.3)%	(2.3)%
Sears Canada	8	(8)	0.8%	(0.7)%
Total Adjusted EBITDA	(156)	(190)	(1.8)%	(2.0)%

	39 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Kmart	33	14	0.3%	0.1%
Sears Domestic	159	(93)	1.1%	(0.6)%
Sears Canada	5	5	0.2%	0.2%
Total Adjusted EBITDA	197	(74)	0.7%	(0.3)%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the third quarter of fiscal 2012. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty;  our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is a leading integrated retailer with over 2,600 full-line and specialty retail stores in the United States and Canada and the home of SHOP YOUR WAY, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com.  Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance.  Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands' End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection.   We are the nation's largest provider of home services, with more than 15 million service and installation calls made annually and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2012 ENERGY STAR® "Corporate Commitment Award" for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads.  Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation.  For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		39 Weeks Ended
millions, except per share data	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
REVENUES
Merchandise sales and services	$8,857	$9,405	$27,594	$29,083
COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,604	7,011	20,243	21,544
Gross margin dollars	2,253	2,394	7,351	7,539
Gross margin rate	25.4%	25.5%	26.6%	25.9%
Selling and administrative	2,496	2,635	7,378	7,743
Selling and administrative expense as a percentage of total revenues	28.2%	28.0%	26.7%	26.6%
Depreciation and amortization	211	210	625	641
Gain on sales of assets	(26)	(4)	(436)	(35)
Total costs and expenses	9,285	9,852	27,810	29,893
Operating loss	(428)	(447)	(216)	(810)
Interest expense	(68)	(70)	(199)	(216)
Interest and investment income	7	6	28	31
Other income (loss)	2	6	3	(2)
Loss from continuing operations before income taxes	(487)	(505)	(384)	(997)
Income tax (expense) benefit	(11)	91	(53)	264
Loss from continuing operations	(498)	(414)	(437)	(733)
Loss from discontinued operations, net of tax	—	(11)	—	(10)
Net loss	(498)	(425)	(437)	(743)
(Income) loss attributable to noncontrolling interest	—	4	(4)	6
NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	(498)	$(421)	(441)	$(737)
Amounts attributable to Holdings' shareholders:
Loss from continuing operations, net of tax	(498)	$(410)	(441)	$(727)
Loss from discontinued operations, net of tax	—	(11)	—	(10)
Net loss	(498)	$(421)	(441)	$(737)

NET LOSS PER COMMON SHARE:
Diluted:
Continuing operations	$(4.70)	$(3.85)	$(4.16)	$(6.80)
Discontinued operations	—	(0.10)	—	(0.09)
	$(4.70)	$(3.95)	$(4.16)	$(6.89)

Diluted weighted average common shares outstanding	105.9	106.5	105.9	107.0

Sears Holdings Corporation
Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change
	(Unaudited)
millions	October 27, 2012	October 29, 2011	January 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$622	$591	$747
Restricted cash	11	8	7
Accounts receivable	665	653	695
Merchandise inventories	9,567	10,941	8,407
Prepaid expenses and other current assets	413	617	388
Current assets of discontinued operations	—	226	—
Total current assets	11,278	13,036	10,244
Property and equipment, net	6,174	6,796	6,577
Goodwill	674	1,392	841
Trade names and other intangible assets	2,894	2,950	2,937
Other assets	782	1,056	782
Non-current assets of discontinued operations	—	376	—
TOTAL ASSETS	$21,802	$25,606	$21,381

LIABILITIES
Current liabilities
Short-term borrowings	$1,890	$2,002	$1,175
Current portion of long-term debt and capitalized lease obligations	154	157	230
Merchandise payables	3,851	4,471	2,912
Other current liabilities	2,818	2,927	2,892
Unearned revenues	940	948	964
Other taxes	516	502	523
Short-term deferred tax liabilities	506	214	516
Current liabilities of discontinued operations	—	148	—
Total current liabilities	10,675	11,369	9,212

Long-term debt and capitalized lease obligations	1,960	2,073	2,088
Pension and postretirement benefits	2,260	1,859	2,738
Other long-term liabilities	2,137	2,227	2,186
Long-term deferred tax liabilities	869	—	816
Non-current liabilities of discontinued operations	—	362	—
Total Liabilities	17,901	17,890	17,040

Total Equity	3,901	7,716	4,341
TOTAL LIABILITIES AND EQUITY	$21,802	$25,606	$21,381

Total common shares outstanding	106.4	106.9	106.3

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 27, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,081	$4,724	$1,052	$8,857

Cost of sales, buying and occupancy	2,409	3,448	747	6,604
Gross margin dollars	672	1,276	305	2,253
Gross margin rate	21.8%	27.0%	29.0%	25.4%

Selling and administrative	800	1,393	303	2,496
Selling and administrative expense as a percentage of total revenues	26.0%	29.5%	28.8%	28.2%
Depreciation and amortization	39	145	27	211
Gain on sales of assets	(3)	(17)	(6)	(26)
Total costs and expenses	3,245	4,969	1,071	9,285
Operating loss	$(164)	$(245)	$(19)	$(428)

Number of:
Kmart Stores	1,252	—	—	1,252
Full-Line Stores	—	814	118	932
Specialty Stores	—	52	365	417
Total Stores	1,252	866	483	2,601

	13 Weeks Ended October 29, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,343	$4,954	$1,108	$9,405

Cost of sales, buying and occupancy	2,578	3,622	811	7,011
Gross margin dollars	765	1,332	297	2,394
Gross margin rate	22.9%	26.9%	26.8%	25.5%

Selling and administrative	838	1,487	310	2,635
Selling and administrative expense as a percentage of total revenues	25.1%	30.0%	28.0%	28.0%
Depreciation and amortization	37	146	27	210
Gain on sales of assets	(2)	(2)	—	(4)
Total costs and expenses	3,451	5,253	1,148	9,852
Operating loss	$(108)	$(299)	$(40)	$(447)

Number of:
Kmart Stores	1,309	—	—	1,309
Full-Line Stores	—	868	122	990
Specialty Stores	—	1,295	378	1,673
Total Stores	1,309	2,163	500	3,972

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	39 Weeks Ended October 27, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$9,870	$14,724	$3,000	$27,594

Cost of sales, buying and occupancy	7,560	10,546	2,137	20,243
Gross margin dollars	2,310	4,178	863	7,351
Gross margin rate	23.4%	28.4%	28.8%	26.6%

Selling and administrative	2,315	4,197	866	7,378
Selling and administrative expense as a percentage of total revenues	23.5%	28.5%	28.9%	26.7%
Depreciation and amortization	110	437	78	625
Gain on sales of assets	(17)	(250)	(169)	(436)
Total costs and expenses	9,968	14,930	2,912	27,810
Operating income (loss)	$(98)	$(206)	$88	$(216)

Number of:
Kmart Stores	1,252	—	—	1,252
Full-Line Stores	—	814	118	932
Specialty Stores	—	52	365	417
Total Stores	1,252	866	483	2,601

	39 Weeks Ended October 29, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$10,446	$15,340	$3,297	$29,083

Cost of sales, buying and occupancy	8,011	11,175	2,358	21,544
Gross margin dollars	2,435	4,165	939	7,539
Gross margin rate	23.3%	27.2%	28.5%	25.9%

Selling and administrative	2,436	4,368	939	7,743
Selling and administrative expense as a percentage of total revenues	23.3%	28.5%	28.5%	26.6%
Depreciation and amortization	111	452	78	641
Gain on sales of assets	(9)	(26)	—	(35)
Total costs and expenses	10,549	15,969	3,375	29,893
Operating loss	$(103)	$(629)	$(78)	$(810)

Number of:
Kmart Stores	1,309	—	—	1,309
Full-Line Stores	—	868	122	990
Specialty Stores	—	1,295	378	1,673
Total Stores	1,309	2,163	500	3,972

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions	October 27, 2012				October 29, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating loss per statement of operations	$(164)	$(245)	$(19)	$(428)	$(108)	$(299)	$(40)	$(447)
Depreciation and amortization	39	145	27	211	37	146	27	210
Gain on sales of assets	(3)	(17)	(6)	(26)	(2)	(2)	—	(4)
Before excluded items	(128)	(117)	2	(243)	(73)	(155)	(13)	(241)

Closed store reserve and severance	27	8	3	38	5	13	5	23
Domestic pension expense	—	42	—	42	—	19	—	19
Transaction costs	—	4	3	7	—	—	—	—
Hurricane losses	—	—	—	—	—	9	—	9
Adjusted EBITDA as defined	$(101)	$(63)	$8	$(156)	$(68)	$(114)	$(8)	$(190)
% to revenues	(3.3)%	(1.3)%	0.8%	(1.8)%	(2.0)%	(2.3)%	(0.7)%	(2.0)%

	39 Weeks Ended
millions	October 27, 2012				October 29, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(98)	$(206)	$88	$(216)	$(103)	$(629)	$(78)	$(810)
Depreciation and amortization	110	437	78	625	111	452	78	641
Gain on sales of assets	(17)	(250)	(169)	(436)	(9)	(26)	—	(35)
Before excluded items	(5)	(19)	(3)	(27)	(1)	(203)	—	(204)

Closed store reserve and severance	38	47	5	90	15	45	5	65
Domestic pension expense	—	124	—	124	—	56	—	56
Transaction costs	—	7	3	10	—	—	—	—
Hurricane losses	—	—	—	—	—	9	—	9
Adjusted EBITDA as defined	$33	$159	$5	$197	$14	$(93)	$5	$(74)
% to revenues	0.3%	1.1%	0.2%	0.7%	0.1%	(0.6)%	0.2%	(0.3)%

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 27, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Transaction Costs	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$6,604	$—	$(32)	$—	$—	$—	$6,572
Selling and administrative impact	2,496	(42)	(6)	—	(7)	—	2,441
Depreciation and amortization impact	211	—	(9)	—	—	—	202
Gain on sales of assets impact	(26)	—	—	12	—	—	(14)
Operating loss impact	(428)	42	47	(12)	7	—	(344)
Income tax expense impact	(11)	(16)	(18)	5	(3)	235	192
After tax and noncontrolling interest impact	(498)	26	29	(7)	4	235	(211)
Diluted loss per share impact	$(4.70)	$0.25	$0.27	$(0.07)	$0.04	$2.22	$(1.99)

	13 Weeks Ended October 29, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to-Market Gains	Hurricane Losses	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$7,011	$—	$(14)	$—	$—	$—	$—	$6,997
Selling and administrative impact	2,635	(19)	(9)	—	(9)	—	—	2,598
Operating loss impact	(447)	19	23	—	9	—	—	(396)
Other income impact	6	—	—	(4)	—	—	—	2
Income tax benefit impact	91	(4)	(4)	1	(2)	100	—	182
Loss from discontinued operations, net of tax impact	(11)	—	—	—	—	—	11	—
After tax and noncontrolling interest impact	(421)	15	19	(3)	7	100	11	(272)
Diluted loss per share impact	$(3.95)	$0.14	$0.18	$(0.03)	$0.07	$0.94	$0.10	$(2.55)

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	39 Weeks Ended October 27, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Transaction Costs	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$20,243	$—	$(32)	$—	$—	$—	$20,211
Selling and administrative impact	7,378	(124)	(58)	—	(10)	—	7,186
Depreciation and amortization impact	625	—	(16)	—	—	—	609
Gain on sales of assets impact	(436)	—	—	398	—	—	(38)
Operating loss impact	(216)	124	106	(398)	10	—	(374)
Income tax expense impact	(53)	(47)	(40)	149	(4)	198	203
Income attributable to noncontrolling interest impact	(4)	—	—	8	—	—	4
After tax and noncontrolling interest impact	(441)	77	66	(241)	6	198	(335)
Diluted loss per share impact	$(4.16)	$0.73	$0.62	$(2.28)	$0.06	$1.87	$(3.16)

	39 Weeks Ended October 29, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Mark-to-Market Losses	Hurricane Losses	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$21,544	$—	$(37)	$—	$—	$—	$—	—	$21,507
Selling and administrative impact	7,743	(56)	(28)	—	—	(9)	—	—	7,650
Depreciation and amortization impact	641	—	(8)	—	—	—	—	—	633
Gain on sales of assets impact	(35)	—	—	21	—	—	—	—	(14)
Operating loss impact	(810)	56	73	(21)	—	9	—	—	(693)
Other loss impact	(2)	—	—	—	6	—	—	—	4
Income tax benefit impact	264	(15)	(19)	7	(2)	(2)	100	—	333
Loss from discontinued operations, net of tax impact	(10)	—	—	—	—	—	—	10	—
After tax and noncontrolling interest impact	(737)	41	54	(14)	4	7	100	10	(535)
Diluted loss per share impact	$(6.89)	$0.38	$0.51	$(0.13)	$0.04	$0.07	$0.93	0.09	$(5.00)